OFFER TO PURCHASE FOR CASH
ALL ISSUED ORDINARY SHARES
OF

PACIFIC INTERNET LIMITED
(Singapore company registration no. 199502086C)

AT
US$10.00 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED 2 May 2007

BY

CONNECT HOLDINGS LIMITED
(Bermuda company registration no. 38611)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON 7 JUNE 2007, 12:00 NOON, SINGAPORE TIME, ON 7 JUNE 2007, UNLESS THE OFFER IS EXTENDED.

2 May 2007

To Our Clients:

Enclosed for your consideration is an Offer to Purchase dated 2 May 2007 and the related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the Offer to Purchase) relating to the offer (the Offer) by Connect Holdings Limited, a Bermudan company (Purchaser), to purchase all issued ordinary shares (the Shares” and each a Share) of Pacific Internet Limited, a Singapore company (PacNet), at a purchase price of US$10.00 per Share, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Offer to Purchase.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

Accordingly, we request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer to Purchase.

Additional information on the Offer and the procedures for tendering your Shares can be obtained from MacKenzie Partners, Inc., the Information Agent for the Offer on Call Collect (212) 929-5500 or Call Toll-Free (800) 322-2885 or Lazard Asia Limited, the Financial Adviser and Dealer Manager for the Offer on +65 6534 2011.

Capitalised terms used but not defined herein have the meaning provided in the Offer to Purchase.

Your attention is directed to the following:

1. The purchase price offered by the Purchaser is US$10.00 per Share, without interest, upon the terms and subject to the conditions of the Offer to Purchase.

2. The Offer is being made for all issued Shares.

3. As of 27 April 2007, the board of directors of Pacific Internet has not yet made any recommendation with respect to the Offer.

4. THE OFFER AND ANY WITHDRAWAL RIGHTS THAT YOU MAY HAVE WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON 7 JUNE 2007, 12:00 NOON, SINGAPORE TIME, ON 7 JUNE 2007 (THE “CLOSING DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” SHALL MEAN THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

5. The Offer is being made pursuant to the Offer to Purchase dated 2 May 2007. The Offer is not subject to a financing condition, but is conditioned upon the satisfaction or waiver of certain conditions including, among other things:

(a) Minimum Tender Condition.  The Minimum Tender Condition requires the tender of a sufficient number of shares such that we would own (including shares we currently own) more than 50% of the issued shares of PacNet as of the final expiration of this Offer (including shares issued or to be issued pursuant to Options validly exercised on or before the final expiration date). Under the Singapore Code, we are not permitted to waive the Minimum Tender Condition and this Offer will not successfully close unless this Condition is satisfied

(b) Regulatory/Third Party Approvals.  All approvals and authorisations, including without limitation the Info-Communications Development Authority of Singapore approval, necessary or appropriate for or in connection with this Offer from all relevant authorities in any jurisdiction shall have been obtained and be in full force and effect, and all statutory and regulatory obligations in any jurisdiction shall have been complied with. As of the date of this Offer, the Purchaser is not aware of any further regulatory requirements which must be complied with or approvals which must be obtained in connection with this Offer.

(c) No Injunctions.  No governmental authority shall have taken any action or enacted any statute which might require particular actions or impose limitations that would be contrary to the intentions of this Offer or be detrimental to PacNet or the Purchaser.

(d) No Material Adverse Change.  Since 30 September 2006, there shall not have been any adverse change in the PacNet group taken as a whole nor any legal proceedings against PacNet, any other member of the PacNet group or any PacNet affiliate which could have a material adverse effect on the PacNet group taken as a whole, so as to result in a reduction by more than 10% in the net tangible assets or the net profit after tax of the PacNet group for the financial year in which the relevant event occurs but shall not include the effect of extraordinary or one-off items, or a reduction by more than 15% in the net income (being revenues less cost of sales, depreciation, interest, taxes and amortization) of the PacNet group for any two financial quarters following the most recent publicly disclosed quarterly financial statements at the time of the relevant event and after making adjustments for the relevant event.

(e) No Subsequent Discovery.  The Purchaser not having discovered (i) that any financial, business or other information concerning the PacNet group disclosed by any member of the PacNet group, whether publicly or in writing to the Purchaser or to its advisers, is misleading, contains any misrepresentation or omission and which was not subsequently corrected before the date of the Offer, so as to result in a reduction by more than 10% in the net tangible assets or the net profit after tax of the PacNet group for the relevant financial period to which such financial or business or other information relates, or a reduction by more than 15% in the net income (being revenues less cost of sales, depreciation, interest, taxes and amortization) of the PacNet group for any two financial quarters following the then most recent publicly disclosed quarterly financial statements after making adjustments for the relevant misleading information, misrepresentation or omission; or (ii) that any member of the PacNet group is subject to any liability which is not disclosed in PacNet’s annual report and consolidated accounts for the financial year ended 31 December 2005 which results in an increase in the liabilities of the PacNet group by an amount equivalent to more than 10% of the net tangible assets of the PacNet group.

See Section 15 of “THE OFFER — Certain Conditions of this Offer” for a more detailed description of the Conditions to the Offer.

6. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or MacKenzie Partners, Inc., which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the Depositary) of (a) Share certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase)); (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal); and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry

Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may, in its discretion, take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH

ALL ISSUED ORDINARY SHARES
OF

PACIFIC INTERNET LIMITED
(Singapore company registration no. 199502086C)

AT
US$10.00 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED 2 MAY 2007

BY
CONNECT HOLDINGS LIMITED
(Bermuda company registration no. 38611)

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Connect Holdings Limited, dated 2 May 2007 (the Offer to Purchase), and the related Letter of Transmittal relating to ordinary shares (collectively, the Shares, and each a Share) of Pacific Internet Limited, a Singapore company.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:[1](	SIGN HERE

_ _ Shares
(Signature(s))

Please Type or Print Names(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Tax Identification Number or Social Security Number

Dated: _ _, 2007

(  1 Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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